                                                                    EXHIBIT 21.1

                         SUBSIDIARIES OF THE REGISTRANT



1.   Cimnet Systems, Inc., an Illinois corporation

2.   CSI-1, LLC, an Illinois limited liability company

3.   CSI-2, Inc., an Illinois corporation

4.   CC-1, C.V., a limited partnership under the laws of The Netherlands

5.   Cimnet Systems Asia Pacific Limited, a Hong Kong corporation

6. Cimnet Systems Pte, Ltd., a corporation under the laws of The Federal Territory of Lubuan, Malaysia

7. Cimnet Systems B.V. (f.k.a. Wesleyano B.V.), a corporation under the laws of The Netherlands

8.   Cimnet Informationsysteme GmbH, a German limited liability company

9.   Cimnet Systems (I) Private Limited, an India private limited company